QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

TexCom, Inc.
Incorporated under the laws of the State of Texas
Authorized 100,000,000 Common Shares, $.001 par value
20,000,000 Preferred Shares, $1.00 par value

No.	Shares
See Reverse Side Certain Definitions
This Certifies that	CUSIP 88289Q 10 9
Is the owner of

Fully paid and non-assessable common shares, $.001 par value of

TexCom, Inc.

Transferable only on the books of the Corporation by the holder in person or by the duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.

In Witness Whereof, the Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated:

TexCom, Inc.
Corporate
Seal
Texas

Secretary	President

QuickLinks

  Exhibit 3.1